EXHIBIT 10.39

NOTE: CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 (b) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                       Elan Corporation, plc
                        Monksland, Athlone
                         County Westmeath
                              Ireland

                   Elan International Services, Ltd.
                       102 St. James Court
                       Flatts Smiths, FL 04
                             Bermuda

                        September 30, 1997

Bioject Medical Technologies, Inc.
7620 S.W. Bridgeport Road
Portland, Oregon 97224

Attention:  James C. O'Shea
            Chairman, President and Chief Executive Officer

Gentlemen:

This letter agreement sets forth the terms and conditions upon which (a) Elan International Services, Ltd., a Bermuda corporation("EIS"), will make (i) certain equity investments in Bioject Medical Technologies, Inc., an Oregon corporation ("Bioject"), and (ii) certain debt investments in Bioject, (b) EIS and Bioject shall subscribe for equity securities of a to be newly-created corporation to be formed by Bioject and EIS ("Newco"), and (c) Elan Corporation, plc, an Irish public limited company (together with EIS and its other affiliates and subsidiaries, "Elan"), will license certain intellectual property to Newco, each as provided herein. The parties intend that this letter agreement constitute a definitive agreement between them relating to the subject matter hereof; nonetheless, it is their intention to execute and deliver certain definitive and/or supplemental documents, as provided below, in respect of the transactions contemplated hereby (the "Definitive Documents"). If executed and delivered, the Definitive Documents shall supersede this letter agreement.
The parties agree as follows:

1.  License.  Elan shall grant to Newco an exclusive license (the
"License") pursuant to the license agreement to be entered into between Elan and Newco (the "License Agreement"). The License
Agreement shall be subject to the terms and conditions as described in the term sheet attached hereto as Exhibit A (the "License Term
Sheet").

2. Financing. Bioject, Newco and EIS shall enter into certain financing, equity purchase and related arrangements upon execution and delivery of the other Definitive Documents, which arrangements shall be subject to the terms and conditions as described in the term sheet attached hereto as Exhibit B (the "Financing Term Sheet").

3. Certain Conditions. (a) The following shall be conditions to Elan's obligation to execute and deliver the Definitive Documents and to thereafter consummate the transactions contemplated hereby and thereby (such transactions the "Closing"; the date of such Closing, the "Closing Date"): (1)(a) Bioject and Newco, as applicable, shall have executed and delivered and issued to Elan, as applicable, a Securities Purchase Agreement, Promissory Note, certificates in respect of shares of Bioject's common stock and warrants to acquire such shares, a Registration Rights Agreement and such other reasonable and customary documents and instruments as provided therein or as Elan may otherwise reasonably request in respect of the transactions contemplated by the Financing Term Sheet and (b) Newco shall have executed and delivered the License Agreement and such other reasonable and customary documents and instruments as provided therein or as Elan may otherwise reasonably request in respect of the transactions contemplated by the License Term Sheet, which, in each case, when duly executed and delivered by Bioject or Newco, as applicable, shall be in full force and effect and there shall be no breach or default by Bioject or Newco thereunder, (2) there shall not have occurred from the date hereof through and including the Closing Date any material adverse change in Bioject's business, condition (financial or otherwise) or prospects, (3) Bioject shall not have breached or defaulted in any of its obligations hereunder and its representations herein shall be true and correct in all material respects, as if made on the Closing Date, (4) no consent, approval or filing (with any governmental authority or otherwise) shall be required for the execution of the Definitive Documents, and provisions for the securing of all such third-party consents necessary for the consummation of the transactions contemplated by the Definitive Documents shall have been made, and (5) the execution and delivery of the Definitive Documents and the Closing shall have occurred on or prior to October 15, 1997.

(b) The following shall be conditions to Bioject's obligation to execute and deliver the Definitive Documents and to thereafter consummate the transactions contemplated hereby and thereby: (1)(a) Elan shall have executed and delivered and issued to Bioject or Newco, as applicable, a Securities Purchase Agreement, a Registration Rights Agreement and such other reasonable and customary documents and instruments as provided therein or as Bioject may otherwise reasonably request in respect of the transactions contemplated by the Financing Term Sheet and (b) Elan shall have executed and delivered the License Agreement and such other reasonable and customary documents and instruments as provided therein or as Elan may otherwise reasonably request in respect of the transactions contemplated by the License Term Sheet, which, in each case, when duly executed and delivered by Elan shall be in full force and effect and there shall be no breach or default by Elan thereunder, (2) Elan shall not have breached or defaulted in any of its obligations hereunder and its representations herein shall be true and correct in all material respects, as if made on the Closing Date, (3) no consent, approval or filing (with any governmental authority or otherwise) shall be required for the execution of the Definitive Documents, and provisions for the securing of all such third-party consents necessary for the consummation of the transactions contemplated by the Definitive Documents shall have been made, and (4) the execution and delivery of the Definitive Documents and the Closing shall have occurred on or prior to October 15, 1997.

(c) In the event that the Closing shall not have been consummated on or prior to October 15,1997 (other than as a result of the material breach or default hereunder by either party, which party shall remain fully liable for such breach or default), either party may terminate this letter agreement by written notice to the other, whereupon the transactions contemplated hereby shall be canceled and of no further force and effect; provided, that each party shall remain liable to the other for or in respect of any breach or default which shall have occurred prior to such date.

4. Representations and Certain Covenants. (a) Bioject represents to Elan the following: (i) Bioject is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification, (ii) Bioject has full corporate authority to execute and deliver this letter agreement and the Definitive Documents and to consummate the transactions contemplated hereby and thereby; this letter agreement has been duly executed and delivered and constitutes the legal and valid obligations of Bioject and is enforceable against Bioject in accordance with its terms; (iii) the securities contemplated to be issued by the Financing Term Sheet and the securities issuable upon conversion or exercise thereof, have been or will be duly and validly authorized and when issued will be fully paid and non-assessable and free from any and all options, warrants and preemptive and other rights,
(iv) the financial statements of Bioject previously delivered to Elan have been prepared in accordance with United States generally accepted accounting principles, consistently applied and fairly present the financial condition of Bioject, (v) Bioject is not in default in any material respect of its charter or by-laws, any applicable laws or regulations or any contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this letter agreement and the transactions contemplated hereby will not result in any such violation, (vi) Bioject owns all of its properties and assets, as reflected in the financial statements previously delivered to Elan and (vii) all of Bioject's periodic reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") for the fiscal year ended March 31, 1997 and subsequent periods (all of which that are required to have been filed having been duly and timely filed) comply as to form with the requirements of the Exchange Act and applicable rules and regulations thereunder and do not contain any misstatements of material fact or omit to state any material fact that was required to be stated or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Elan represents to Bioject the following: (i) Elan is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification, (ii) Elan has full corporate authority to execute and deliver this letter agreement and the Definitive Documents and to consummate the transactions contemplated hereby and thereby; this letter agreement has been duly executed and delivered and constitutes the legal and valid obligations of Elan and is enforceable against Elan in accordance with its terms; (iii) Elan is not in default of its charter or by-laws, any applicable laws or regulations or any contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this letter agreement and the transactions contemplated hereby will not result in any such violation, and (iv) all of Elan's periodic reports filed with the U.S. Securities and Exchange Commission under the Exchange Act for the fiscal year ended December 31, 1996 and subsequent periods(all of which that are required to have been filed having been duly and timely filed) comply as to form with the requirements of the Exchange Act and applicable rules and regulations thereunder and do not contain any misstatements of material fact or omit to state any material fact that was required to be stated or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Bioject shall not, outside of the ordinary course of business, prior to the earlier of (x) the Closing Date and (y) the abandonment or termination of the transactions contemplated hereby, as provided in
Section 3 above, without the prior written consent of Elan, (i) acquire or dispose of any material asset or business (including any intellectual property rights), (ii) permit to exist any lien or encumbrance against Bioject's property or assets, (iii) make, pay or declare any dividend or distribution to any equity holder (in such capacity) or redeem any of its capital stock, (iv) consummate any financing, joint venture, license or similar transaction, or (v) vary its business plan or practices, in any material respect, from past practices.

(d) Bioject shall, prior to the earlier of (x) the Closing Date and (y) the abandonment or termination of the transactions contemplated hereby, as provided in Section 3 above, afford to the employees, agents and authorized representatives of Elan reasonable access to Bioject's properties, offices, files, agreements, books and records as may be necessary in order that Elan may have a full opportunity to conduct such investigations and due diligence reviews as it shall deem necessary in connection with the transactions contemplated herein and by the Definitive Documents.

(e) Elan shall, prior to the earlier of (x) the Closing Date and (y) the abandonment or termination of the transactions contemplated hereby, as provided in Section 3 above, afford to the employees, agents and authorized representatives of Bioject reasonable access to Elan's books and records to conduct such investigations and due diligence reviews as it shall deem necessary in connection with the License Agreement.

5. Confidentiality and Non-disclosure. From and after the date of this letter agreement and until the earlier of (x) the Closing Date and (y) the abandonment or termination of the transactions contemplated hereby, as provided in Section 3 above, Bioject shall not (a) disclose to any person or entity, publicly or privately, this letter agreement or the substance of the transactions contemplated hereby or the involvement of Elan in the business of Bioject, without the prior written consent of Elan; provided, that the foregoing covenant shall not be applicable to the extent required by applicable law or judicial or administrative process or to a press release issued by Bioject or periodic SEC reports filed by Bioject in connection herewith, so long as the text thereof shall have been provided to Elan and Elan shall have approved the text thereof, which consent shall not be unreasonably withheld or delayed, or
(b) conduct or continue any discussions with any person or entity relating to an investment in Bioject or a sale of Bioject or all or substantially all of its assets or a merger involving Bioject or a financing arrangement or a license agreement (in the case of a license agreement, outside the normal course of business) involving any material intellectual property, except as otherwise consented to in writing by Elan.

6. Miscellaneous. This letter agreement (a) shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws and, in connection therewith, each party consents to the non-exclusive jurisdiction of any Federal or state court sitting in the County, City and State of New York over any dispute arising from this letter agreement; (b) shall not be assigned or delegated by either party without the consent of the other party (except that Elan shall have the right to assign or delegate such rights and/or obligations to its affiliates, so long as Elan shall remain liable therefor after any such assignment); subject to the foregoing, shall be binding upon the parties' respective successors and assigns; (c) may be executed in counterparts and delivered by facsimile transmission; and (d) together with the Definitive Documents, constitutes the entire agreement among the parties and supersedes all prior agreements or understandings among the parties. Each party consents to the entry of an injunction or other appropriate equitable relief (in addition to other remedies at law), without the requirement to post a bond or other security, in the event of any breach or threatened breach of the terms of this letter agreement.

Please indicate your approval to the foregoing by signing a copy of this letter agreement where indicated below.

Very truly yours,

Elan Corporation, plc



By:/s/Donal J. Geaney
Name: Donal J. Geaney
Title: Chairman and C.E.O.

Elan International Services, Ltd.



By:/s/ Kevin Insley
Name: Kevin Insley
Title: President and C.F.O.

Agreed to:

Bioject Medical Technologies, Inc.



By:/s/ James C. O'Shea
Name: James C. O'Shea
Title: Chairman, President and
       Chief Executive Officer

                                                        Exhibit A

                    Principal Terms of License (1)

License; Prosecution

An exclusive license (the "License") from Elan Corporation, plc or one or more of its affiliates (collectively, "Elan") to a new subsidiary company ("Newco") to be established by Bioject Medical Technologies Inc. (the
"Company"), of Elan's patent rights relating to   devices and methods for
directly or indirectly monitoring the concentration of glucose in a subject and related know-how (the "Glucose Monitor Technology") . The Field shall be defined as directly or indirectly monitoring the concentration of glucose in a subject. The License will contain the terms and conditions set forth below and other customary terms and conditions, including terms and conditions relating to auditing and review rights; confidentiality and other provisions.

Newco will diligently pursue the research, development, prosecution and commercialization of products based on the Glucose Monitor Technology (the "Products"), as provided in the Business Plan.

Licensed Territory

North America, including the territories of the United States of America; provided, that if Shareholders Approval is granted, the licensed territory shall be worldwide (the "Territory").

Term

The greater of the [confidential portion omitted] in the relevant country or countries within the Territory and [confidential portion omitted] years. In addition, in the event that this Agreement shall run for its full term, Newco will have a paid-up license after expiration of such term.

Royalty Rate

Between [confidential portion omitted] and [confidential portion omitted] of
(a) in-market net sales (whether by Newco or a sublicensee) and (b) all other net revenues derived from the commercialization of the Products. Such royalty shall vary from [confidential portion omitted] to [confidential portion omitted] based upon the following ([confidential portion omitted] amounts refer to royalty rates and [confidential portion omitted] amounts refer to net revenues in a fiscal year): [confidential portion omitted] on the first [confidential portion omitted] million, [confidential portion omitted] on the amount between [confidential portion omitted] million and [confidential portion omitted] million, and [confidential portion omitted] on the amount in excess of [confidential portion omitted] million; provided, that in the event of Shareholder Approval, such royalties shall be as follows:
[confidential portion omitted] on the first [confidential portion omitted] million,[confidential portion omitted] on the amount between[confidential portion omitted] million and [confidential portion omitted] million, and [confidential portion omitted] on the amount in excess of [confidential portion omitted] million.


Upfront Payment and Milestones

A.  Upfront payment:  $15 million in cash upon the execution of the License.

B.  Milestones:

      1. [confidential portion omitted] million in cash within 10 days of commencement of pivotal clinical trials relating to the first product utilizing or underlying the Technology and the concurrent agreement between Newco and Elan of the success criteria for such pivotal clinical trials, which the parties intend willinclude completed ISS/ISE;

      2. [confidential portion omitted] million in cash within 120 days of the successful completion of such pivotal clinical trials; provided, that Newco shall be liable for interest on such amount at the rate of 10% per year from and after the date that is 60 days after such completion;

      3. [confidential portion omitted] million in cash within 10 days of the initial filing of a 510(k), PMA or other required filing to obtain regulatory approval for marketing, with the U.S. FDA; and

      4. [confidential portion omitted] million in cash within 120 days of the first approval for marketing by the FDA ; except that, in the event that Shareholder Approval is obtained, such [confidential portion omitted] million shall be payable as follows: [confidential portion omitted] million upon the first FDA approval and [confidential portion omitted] million upon the first approval by an FDA equivalent in the E.U. or Japan; provided, that Newco shall be liable for interest on such amount at the rate of 10% per year from and after the date that is 60 days after such approval.

Sublicense and Assignment Rights

Newco shall not be permitted to assign or sublicense any of its rights under the License without the prior written consent of Elan, which consent will not be unreasonably withheld or delayed; provided, that such reasonableness standard shall not apply in the case of a proposed assignment or sublicense to any of the entities listed on the attached list (the "Listed Companies").

Certain Changes of Control

In the event that Newco or the Company (or an interest therein in excess of [confidential portion omitted] of the fully-diluted equity) is acquired (by merger, sale of assets or stock or otherwise) by (a) any of the Listed Companies or (b) any other entity to which Elan does not consent, which consent shall not be unreasonably withheld or delayed, such reasonableness to be determined by reference to Newco's and/or its controlling persons' intention to continue diligent development and commercialization of the Products, at the option of Elan, the License shall be immediately terminated, without any further liability on the part of Elan to Newco.

Patent Prosecution

Both parties shall inform the other of any improvement or development made by such party relating to the Glucose Monitor Technology.

Elan Improvements - Elan shall prepare, prosecute and maintain all initially licensed patent applications and issued patents, and all improvements attributable to employees of Elan ("Elan Improvements") made pursuant to the License Agreement or otherwise. With respect to the Elan Improvements, Elan shall apprise Newco of the status of any such prosecutionand, in the event Elan shall decide not to seek patent protection for any Elan Improvement, Newco shall have the option to take responsibility for such prosecution.

Newco and Joint Improvements - Newco shall prepare, prosecute and maintain all patents applications and issued patents relating to Newco Improvements and Joint Improvements that relate to Glucose Monitor Technology. With respect to Newco Improvements, Newco shall apprise Elan of the status of any such prosecution and, in the event Newco shall decide not to seek patent protection for any Newco Improvement, Elan shall have the option to take responsibility for such prosecution. In the event that Elan shall determine, in good faith, that any Joint Improvement relates to an area other than Glucose Monitor Technology, Elan shall have the right to take responsibility for the preparation, prosecution and maintenance of such Joint Improvement. In the event that Elan shall exercise such right, Elan shall timely inform Newco of the status of such prosecution and allow Newco to assist in such prosecution. In the event that Elan shall not exercise such right, Newco shall have the right to take responsibility for the preparation, prosecution and maintenance of such Joint Improvement

Research and Development Work

Elan will agree to undertake certain research and development work related to the development and commercialization of the Products, at the request of Newco and as articulated in one or more business plans reasonably agreed to by Elan and Newco, in furtherance of the development and cultivation of know-how related to the Technology. The cost of such development work shall be Elan's fully-burdened actual costs in respect thereof plus [confidential portion omitted] of such costs (which aggregate cost is Elan's normal and customary cost for similar development work performed for third parties); provided, that if the Shareholder Approval is granted, the cost of such development work shall be Elan's fully-burdened actual costs in respect thereof plus [confidential portion omitted] of such costs.

Regulatory Approvals

To be prosecuted by Newco, with due diligence, and to be owned by Newco.

Elan Improvements

The License shall include the right to any improvements or modifications developed or acquired by Elan relating to the Glucose Monitor Technology in the Field , [confidential portion omitted].

License Back

Elan shall be granted a non-exclusive fully-paid, worldwide license , (the "License Back") during the term of the License, of any improvements or modifications to the Glucose Monitor Technology effected after the date of the License made by or on behalf of Newco for all uses other than the Field . Such License Back shall include the right to sublicense with Newco's consent, which consent shall not be unreasonably withheld or delayed.

Elan Sales

In the event that Elan commercializes any products based on the Glucose Monitor Technology in any territory in which Newco elects not to so commercialize the Products (or is found not to have diligently prosecuted such commercialization in such territory), Elan shall pay to Newco,[confidential portion omitted] based on such commercialization, after recovery of Elan's expenses related to the commercialization of such Products in such Territory.

Project Team

Elan and Newco shall establish a project team (on which they shall have equal representation) to supervise the day-to-day activities related to the cooperative aspects of the research and development of the Products. Disputes on the project team that cannot be resolved by it will be resolved by Newco's board of directors.

Termination

Customary provisions, including in the event of the bankruptcy or insolvency of Newco or the Company.


Listed Companies

[confidential portion omitted]

[confidential portion omitted]

[confidential portion omitted]

[confidential portion omitted]

[confidential portion omitted]

[confidential portion omitted]

[confidential portion omitted]

[confidential portion omitted]
______________________________
(1) Capitalized terms not defined in this Exhibit A have the definitions ascribed to them in the letter agreement to which it is attached or Exhibit B to such letter agreement, as applicable.

                                                        Exhibit B

                    Principal Terms of Financing and Related Matters (1)

Newco Initial Funding

The Company and Elan will initially capitalize Newco with $15 million (the "Initial Funding"), as follows: (a) on the Closing Date, the Company will subscribe for 80.1% of Newco's initial outstanding shares of common stock for $12.015 million and (b) Elan will subscribe for 19.9% of Newco's initial outstanding shares of common stock for $2.985 million. The Initial Funding shall be applied solely to pay the up-front payment referred to in paragraph A of the License Term Sheet.

Newco Additional Funding

A. It is estimated that Newco will require (in addition to any sums or resources devoted by Elan pursuant to "Further Development") approximately an additional $5 million (the "Additional Funding"), within the first 12 months after the earlier of the date of the Shareholder Approval (as defined below) or February 1, 1998, in order to commence the further development of the first product or products based upon the Technology (the "Products"). Such additional funds shall be provided 80.1% by the Company (i.e., $4.005 million) and 19.9% by Elan (i.e.,$995,000), at such time or times (in aggregate $1 million minimum increments) as shall be necessary for such development, as shall be reasonably determined in good faith by Newco's board of directors and consistent with the then-current business plan approved by such board of directors, which shall have been consented to by Elan, which consent will not be unreasonably withheld or delayed; it being understood that Newco shall not be permitted to obtain the Additional Funding or any other material funding unless its board of directors shall have reasonably determined, in good faith, that the Additional Funding or such other funding is required for development of the Technology or product(s) based on the Technology, as provided in such business plan. Elan's obligation with respect to the Additional Funding shall terminate 30 months after the earlier of the date of Shareholder Approval and February 1, 1998. Subject to its commitments under "Subsequent Funding of the Company," Elan will not be obligated to contribute additional funding to Newco in excess of the $995,000 stated in this section, nor more than 25% of the amount of additional funding contributed by Company under this clause. In addition, unless and until Newco becomes a publicly traded company, Elan and the Company shall be afforded shareholders' preemptive rights on a reasonable basis to acquire that portion of any additional equity or equity related security sales by Newco necessary to maintain such shareholder's proportional interest in Newco's outstanding equity securities.

B. In addition, if, after such time that Newco has expended (and documented such expenditure to the reasonable satisfaction of Elan) at least
[confidential portion omitted] million on research and development funds to develop and commercialize the Products (in addition to those amounts expended by Elan pursuant to "Further Development" below), Newco requires additional funding to complete such research, development and commercialization, Elan shall undertake, for a period of at least 24 months, to fund up to [confidential portion omitted] million of such additional funding; provided, that (a) Elan shall have reasonably and in good faith determined that such funding is likely to result in [confidential portion omitted], as contemplated by the then-current business plan, (b) such funding shall be in minimum increments of $500,000, (c) Newco shall have a market capitalization (if public) or valuation, as determined by a financial advisory or investment firm reasonably satisfactory to Newco and Elan, if private, of less than [confidential portion omitted] million at the time of Newco's request for such funding, and (d) such funding shall constitute senior indebtedness of Newco and be evidenced by a secured promissory note on terms and conditions that shall be satisfactory to each of Elan and Newco and otherwise be consistent with similar transactions then being consummated in the capital markets. Such note shall bear interest that shall be payable quarterly in arrears in cash at a rate equal to [confidential portion omitted] per year and have a term of three years.

Newco Governance

Until such time, if any, as Newco becomes a public company or material investments in Newco by unaffiliated parties are consummated, Newco's business and affairs shall be governed by a board of directors, comprised of five members, one of whom shall be appointed by Elan. Approval of a majority of the board shall be required for material company determinations, including acquisitions of material assets (including intellectual property), incurrence of debt or liens, payment of dividends or distributions in respect of or redemption of equity; dispositions of material assets and changes in business lines or material Company budgets.

Transfer Restrictions

Until such time, if any, as Newco becomes a public company or material investments in Newco by unaffiliated parties are consummated, the Newco common stock issued to the Company and Elan shall be subject to customary restrictions and limitations on transfers (other than transfers to affiliates, which shall be permitted), including (x) customary tag-along and drag-along rights and (y) rights of first offer and/or refusal to Newco and the other stockholders.

First Funding of the Company

A. The Company shall obtain funds to provide its portion of the Initial Funding (i.e., $12.015 million) as follows: Elan shall lend to the Company at the Closing the sum of $12.015 million in exchange for a promissory note (the "Promissory Note") issued by the Company, bearing interest at the rate of 9% per annum from Closing through December 31, 1997, and at a rate of 12% per annum thereafter, with interest only payable commencing on the 180th day following Closing and thereafter interest shall be payable quarterly in arrears. All principal and accrued interest owing on the Promissory Note shall become due and payable on the fourth anniversary of the Closing, unless prepaid at the Company's option at any time on or after February 1, 1998.
The Promissory Note shall contain covenants (a) restricting the ability of the Company without consent of Elan to incur any indebtedness or liens outside the ordinary course of business (which ordinary course shall, without limitation, include the Working Capital Line(s) defined below, if any), (b) limiting the Company's ability without consent of Elan to acquire or dispose of any material business or assets outside the ordinary course of business,
(c) restricting the Company's ability without the consent of Elan to effect any merger, consolidation or similar transaction. Elan's consents, if sought, will not be unreasonably withheld or delayed.

B. Within 10 days following Shareholder Approval, the Promissory Note shall be canceled and exchanged for the Convertible Preferred Stock and the Initial Preferred Stock, each as defined below. The "Convertible Preferred Stock" shall be convertible preferred stock in the aggregate original issue price and with a liquidation preference of $10.0 million plus then-accrued and unpaid interest under the Promissory Note. The Initial Preferred Stock shall be convertible preferred stock issued by the Company in the amount of $2.015 million.

Convertible Preferred Stock shall (I) accrue a mandatory dividend of 9% per annum, compounded semi-annually, which shall be paid by issuance of additional shares of such Convertible Preferred Stock, (II) have a mandatory conversion feature as of the seventh anniversary of the Closing, in which case the outstanding amount of the Convertible Preferred Stock (i.e., the original issue price) and accrued and unpaid dividends thereon shall be mandatorily converted into shares of Common Stock of the Company (the "Common Stock"), based upon a price per share of Common Stock equal to 80% of the average of the Closing Prices (as defined below) for the 10 trading days ending on the day that is two business days prior to the date of issuance thereof; provided, that if average of such Closing Prices is greater than or equal to $1.80, such conversion price shall be equal to $1.50 per share,
(III) be convertible into a fixed number of shares of Common Stock, based upon a conversion price of $1.50 per share of Common Stock and based upon the original issue price thereof to be converted, without giving effect to accrued and unpaid dividends, but subject to anti-dilution adjustments for
(a) so-called mechanical adjustments in the case of stock splits, recapitalizations or similar events or (b) for issuances (or in the case of options, grants thereof) to affiliates of the Company or the Company's or such affiliates' respective directors, officers, employees or agents, at prices below the then-market price other than pursuant to one or more duly-established stock compensation plans for issuance of up to 3,000,000 shares of Common Stock (the anti-dilution adjustments described above, the "Anti-dilution Adjustments"), and (IV) be redeemable by the Company, as follows, upon at least 45 days' and no more than 90 days' prior written notice, at a price equal to the sum of the aggregate par value of the Convertible Preferred Stock and accrued dividends: the Company shall have the right to redeem the Convertible Preferred Stock, in incremental one-third tranches (as to the original issue price thereof), and in each case, together with one-third of the then-accrued and unpaid dividend through the first such date (or one-half of the then-accrued and unpaid dividend at the second such date, if there was a redemption or conversion as described herein at or after the first such date, or else two-thirds of the accrued and unpaid dividend at the second such date; and all of the accrued and unpaid dividend at the third such date or thereafter), from and after each of the third, fourth and fifth anniversaries of the date of Closing, so long as, in each case, (x) the closing price of the Common Stock on the Nasdaq Stock Market or other principal market of the Common Stock (the "Closing Price") shall have equaled or exceeded $2.25 (subject to the mechanical Anti-dilution Adjustments) for 20 out of any 30 consecutive trading days on or prior to any such applicable date (or, if thereafter, prior to any date for such a redemption if not effected prior thereto) and (y) the applicable redemption notice is given by the Company within 60 days of the achievement of the target set forth in clause (x) above; provided, that (a) the Convertible Preferred Stock (or any portion thereof) may be redeemed by the Company prior to such three, four or five-year period, as applicable, only in the event that the Company shall have reasonably determined, in good faith, after consultation with Elan, permanently to abandon development of the Technology or products based on the Technology (an "Abandonment") and (b) during such
45 to 90-day redemption notice period, Elan shall retain the right to convert the Convertible Preferred Stock (or the applicable portion thereof) in accordance with its terms. The Convertible Preferred Stock shall contain covenants (I) limiting the Company's ability to acquire or dispose of any material business or assets outside the ordinary course of business, (II) incur any indebtedness in excess of $10 million aggregate principal amount unless the Company can reasonably establish (based on prudent and customary commercial practices and standards in the capital markets) that the Company may incur such indebtedness from an institutional lender, venture capital firm or reputable "hedge" fund on a prudent and reasonable basis, based on the Company's then credit-worthiness, prospects, solvency and business, and
(III) restricting the Company's ability to effect any merger, consolidation or similar transaction, in each case, without the prior written consent of Elan which consent shall not be unreasonably withheld or delayed; provided, however, that in the event the Company shall desire to engage in any transaction that would not be permitted under the Convertible Preferred Stock because Elan has reasonably withheld its consent thereto, the Company shall have the right to redeem the Convertible Preferred Stock, effective at the closing of such transaction by paying to Elan the entire outstanding amount of accrued and unpaid dividends then owing under the Convertible Preferred Stock, together with a warrant which shall be non-transferable (other than to Elan affiliates, or no more than five non-affiliates, such transfer to non-affiliates to be subject to the consent of the Company, which consent shall not be unreasonably withheld) and which shall entitle Elan to purchase that number of shares of the securities of the Company (or securities or other property of its successor or acquirer, if any, in accordance with the Anti-Dilution Adjustments) into which the Convertible Preferred Stock (or the then-unredeemed portion thereof) would have been convertible had it not been redeemed under this provision, at an aggregate price equal to the entire amount of the Convertible Preferred Stock and accrued and unpaid dividends thereon paid by the Company under this clause to redeem the Convertible Preferred Stock, together with an interest component on such sum at 9% per
annum from the redemption date to the date of exercise.   Such warrant shall
expire, if not earlier exercised, on the seventh anniversary of the Closing. Notwithstanding the foregoing, the Company may incur working capital lines and equipment leases from unaffiliated third parties in bona fide financing transactions in principal amounts up to the lesser of $5 million and 50% of the Company's aggregate consolidated accounts receivable and inventory (the "Working Capital Line(s)").

The Initial Preferred Stock shall (i) have an aggregate liquidation preference equal to its issue price, (ii) be convertible into Common Stock, at the conversion price of $1.50 per share, subject to the Anti-dilution Adjustments, and have a mandatory conversion feature after seven years that shall be the same as the Convertible Preferred Stock, (iii) participate with the Common Stock on any declared or paid dividends or distributions and (iv) not bear a mandatory dividend other than as set forth in clause (iii) above,
(v) be redeemable by the Company in the same manner and subject to the same terms and conditions as the Convertible Preferred Stock

Shareholder Approval

The parties agree that, pursuant to NASDAQ rules, the Company may not, without the approval of its shareholders, issue Common Stock or securities convertible or exercisable into Common Stock in excess of those referred to in "Initial Equity Investment." The Company agrees to submit to its shareholders entitled to vote thereon, the issuance to Elan of the Initial Preferred Stock and the Convertible Preferred Stock in exchange for the Promissory Note, and to recommend that its shareholders approve such issuance and exchange (the "Shareholder Approval"). The Company will exert its best efforts to convene a special shareholders meeting as soon as practicable. If no such meeting has been held prior to February 1, 1998, Elan may, at its option and upon 30 days notice to the Company, deem this to mean that the Company's shareholders have, in effect, voted to reject such issuance and exchange (a "Shareholder Rejection").

Subsequent Funding of the Company

Provided that the Shareholder Approval shall have occurred, Elan shall, for a period of up to 30 months after the date of such Shareholder Approval, at the request of the Company, be required to purchase up to an additional $4 million of "Additional Preferred Stock" in order for the Company to be able to fund its obligations under the Newco Additional Funding. The Company shall use all proceeds generated by the sale of such Additional Preferred Stock solely and exclusively to fund its obligations under the Newco Additional Funding. The Additional Preferred Stock shall have the same terms and conditions as described above for the Initial Preferred Stock; provided, that the issuance price and the conversion price of the Additional Preferred Stock shall be equal to the average of the Closing Prices for the 10 trading days ending on the day that is two business days prior to the date of issuance.

Initial Equity Investment

On the Closing of the initial funding of the Company contemplated hereby, the Company shall issue to Elan and Elan shall purchase from the Company, for an aggregate of $3 million, to be paid in cash by Elan to the Company on such date, (a) an aggregate of 2,727,273 shares of the Company's Common Stock
(the "Initial Common Stock")   and (b) a non-transferable (other than to
Elan affiliates, or no more than five non-affiliates, such transfer to non-affiliates to be subject to the consent of the Company, which consent shall not be unreasonably withheld) warrant to acquire an aggregate of 1,750,000 shares of Common Stock; such warrant having an exercise price of $2.50 per share, a term of five years, and being afforded the benefits of the Anti-Dilution Adjustments and the registration rights referred to herein.

Registration Rights

The Company shall use its best efforts to register the Initial Common Stock with the U.S. Securities and Exchange Commission on Form S-3 or such other form as may be available and appropriate so that such Initial Common Stock will be freely-tradable, subject to customary restrictions, and shall exert its best efforts to do so within 120 days following the Closing. All other Common Stock (including Common Stock underlying any and all exchangeable, convertible or exerciseable securities) and all shares of Newco common stock (including Common Stock underlying convertible, exchangeable or exerciseable securities) originally issued to Elan and the Company shall entitle the holders to customary demand (i.e., two demand registrations in the case of each of the Company and Newco) and piggy-back registration rights; provided, that (a) such demand registration rights shall be effective, in the case of Newco, only after the earlier to occur of (I) Newco's initial public offering, if any and (II) three years after the date of the Closing. Elan will agree to a customary stand-still, not to exceed 180 days in the case of a Newco initial public offering, or 90 days in the case of other equity offerings of the Company or Newco, in respect of Common Stock of Elan not sold in such offerings.

Standstill

Elan shall agree to a standstill for a three-year period following the Closing, on customary terms and conditions (including that (a) Elan shall not purchase shares of Common Stock from any third party or attempt to influence management or control of the Company or change of the composition of the Company's board of directors, in each case, without such board's consent, and
(b) such standstill shall not be applicable in the event of a third-party so-called "hostile" transaction or steps leading thereto). Such standstill shall not apply to the conversion, exercise or exchange of any securities issued to Elan as contemplated herein.

Board Representation

As long as Elan owns at least 10% of the Company's Common Stock (or securities convertible, exchangeable or exerciseable for or into Common Stock) Elan shall be entitled to nominate one member to the Company's Board of Directors; the Company shall use best efforts to cause Elan's nominee to be elected.

Further Development

The parties acknowledge that prior to execution of definitive documentation in respect of the transactions contemplated hereby (or as soon thereafter as practicable), the Company and Elan shall have formulated a development plan reasonably acceptable to them in respect of products underlying the Technology, including development work to be undertaken by Elan on a contract basis for Newco from the after such execution (the "Early-Stage Business Plan"); the parties agree that Elan shall perform, and shall fund the cost of, such development (using a cost basis of Elan's normally-attributable actual direct costs plus [confidential portion omitted] %), pursuant to and in accordance with the Early-Stage Business Plan, such development through and including the first to occur of (I) the first human clinical trials, without regard to the result thereof; (II) March 31, 1998; or (III) the devotion of Elan to such Further Development pursuant to the Early-Stage Business Plan of an aggregate amount of $2.5 million (using such cost plus [confidential portion omitted] % standard).

Technology Collaboration

Commencing with the first quarter of 1998, Elan shall cause to be invested up to $500,000 in the form of grants in four equal, quarterly (in arrears) payments of $125,000 each, in support of the development of the Company's existing needleless injection technologies. The first such technology shall be one or more pre-filled ampule projects mutually acceptable to Elan and the Company, it being understood that other projects and/or applied engineering projects may be substituted on an mutually-agreed basis if it is determined that the initial projects have no practical commercial potential. All intellectual properties and other results of any projects described in this clause will belong to the Company, provided, however that Elan will, for a period of one year following the completion of work directly funded by Elan grant(s), have a right of first refusal, on then-current market terms, to conduct, with the Company any further development or commercialization of such intellectual properties or results.

Limitations on Conversions

In the event that the conversion of all or any part of the Initial Preferred Stock or Additional Preferred Stock would result in Elan owning 20% or more of the Common Stock of the Company or otherwise resulting in a situation where Elan would be required to equity account for or consolidate its investment in the securities of the Company, then at Elan's option, the conversion of the Convertible Preferred Stock or such Initial or Additional Preferred Stock (as the case may be) shall be into a new class of participating, non-voting preferred shares of the Company without liquidation preference, such that Elan will not be required to equity account for or consolidate its investment in the Company. In the event that Elan shall elect such a conversion, Elan shall retain the right to convert such non-voting preferred shares into Common Stock of the Company, in Elan's sole
discretion.   In addition, Elan shall retain the right to assign all or a portion of such convertible securities (including Common Stock of the Company issuable upon conversion thereof) to its affiliates. Each of Elan and the Company shall use commercially reasonable efforts to effect such transactions and any required subsequent conversions or adjustments to Elan's securities position, on a quarterly basis, within 10 business days after the end of each fiscal quarter of Elan.

Conditions

The transaction documents shall contain other terms and conditions, including customary Closing conditions, including compliance with applicable laws and regulations; the lack of breaches and defaults by Elan, the Company and Newco and the continuation of the License; and the lack of material adverse changes in the business, condition (financial or otherwise) or prospects of the Company and Newco.
_________________________________
(1) Capitalized terms used herein but not defined have the meanings assigned in the Letter Agreement.